UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   COOK, JOHN M
   2300 Windy Ridge Parkway
   Suite 100, North
   Atlanta, GA  30339-8426
   USA
2. Issuer Name and Ticker or Trading Symbol
   THE PROFIT RECOVERY GROUP INTERNATIONAL, INC.
   PRGX
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   April, 2001
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director (X) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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Common Stock               |1-24-0|G   |V|3,112             |D  |           |                   |      |                           |
                           |1     |    | |                  |   |           |                   |      |                           |
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Common Stock               |1-24-0|G   |V|3,112             |D  |           |                   |      |                           |
                           |1     |    | |                  |   |           |                   |      |                           |
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Common Stock               |2-9-01|G   |V|90,000            |D  |           |                   |      |                           |
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Common Stock               |4-15-0|G   |V|21,979            |A  |           |                   |      |                           |
                           |1     |    | |                  |   |           |                   |      |                           |
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Common Stock               |4-24-0|G   |V|232,977           |A  |           |2,562,863          |D     |                           |
                           |1     |    | |                  |   |           |                   |      |                           |
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Common Stock               |4-24-0|G   |V|232,977           |A  |           |                   |      |                           |
                           |1     |    | |                  |   |           |                   |      |                           |
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Common Stock               |2-9-01|G   |V|60,000            |D  |           |                   |      |                           |
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Common Stock               |1-26-0|G   |V|117,509           |A  |           |695,139            |I     |By Spouse                  |
                           |1     |    | |                  |   |           |                   |      |                           |
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Common Stock               |1-26-0|G   |V|117,509           |D  |           |86,159             |I     |By Trust                   |
                           |1     |    | |                  |   |           |                   |      |                           |
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Common Stock               |2-9-01|G   |V|90,000            |A  |           |90,000             |I     |By Trust                   |
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Common Stock               |2-9-01|G   |V|60,000            |A  |           |60,000             |I     |By Trust                   |
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                           |      |    | |                  |   |           |897,618            |I     |As Gen. Ptnr.              |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
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Stock Option (Right to|$6.56   |3-26-|A   |V|200,000    |A  |(1)  |3-26-|Common Stock|200,000|N/A    |200,000     |D  |            |
 Buy)                 |        |01   |    | |           |   |     |06   |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
(1) Option vests fifty percent on March 26, 2001; remainder vests ratably on first and second anniversaries of
March 26,
2001.
SIGNATURE OF REPORTING PERSON
/s/ John M. Cook by Clinton McKellar, Jr., Gen. Counsel
John M. Cook by Clinton McKellar, Jr., Gen. Counsel
DATE
May 28, 2001